CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [****].

PURCHASE AGREEMENT

[****]

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 9, 2022 (the “Effective Date”), by and between [****] (“Seller”), and CTO REALTY GROWTH, INC., a Maryland corporation (“Buyer”).

R E C I T A L S

Seller desires to sell, and Buyer desires to buy, the Property (as defined below) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

1.Certain Defined Terms.  As used herein:
1.1“Access Agreement” [****].
1.2“Additional Deposit” [****].
1.3“Affiliate” shall mean any Person (as defined below) that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person.  The term “control” (or “controlled” or “controlling” or similar variant of “control”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of equities or voting securities, by contract or otherwise, and shall in any event include the ownership or power to vote fifty percent (50%) or more of the outstanding equity or voting interests, respectively, of such other Person.
1.4“Appurtenances” shall mean, as to the Land (as defined below) or the Improvements (as defined below), all easements or licenses benefitting the Land or the Improvements; all streets, alleys and rights of way, open or proposed, in front of or adjoining or servicing all or any part of the Land or the Improvements; all strips and gores in front of or adjoining all or any part of the Land or the Improvements; all development rights, air rights, wind rights, water, water rights, riparian rights, water stock and mineral, oil and gas and other subsurface rights relating to the Land or the Improvements; and all other rights, benefits, licenses, interests, privileges, easements, tenements, reservations, estates and hereditaments appurtenant to the Land or the Improvements or used in connection with the beneficial use and enjoyment of the Land or the Improvements.

1.5“Business Day” shall mean any day other than a Saturday, Sunday, federal holiday, or state holiday in New York or the state in which the Property is located.
1.6“Closing Date” shall mean the date on which the Closing (as defined below) occurs hereunder, which date shall be thirty (30) days (or, if not a Business Day, on the next Business Day) after the expiration of the Due Diligence Period, unless the Closing Date is extended as expressly provided in this Agreement or as otherwise agreed in writing by the parties.
1.7“Closing Document” shall mean any certificate, instrument or other document executed by a party or an Affiliate of a party and delivered pursuant to this Agreement (including the Seller Tenant Certificate).
1.8“Delinquent Rents” shall mean, collectively, any and all amounts due from a tenant under a Lease that (i) are due and owing as of the Closing Date, (ii) have been billed by Seller to such tenant, (iii) relate to periods of time prior to the Closing Date; and (iv) have not actually been collected by Seller as of the Closing.
1.9“Deposit” shall mean, individually and collectively, the Initial Deposit (as defined below) and, if delivered in accordance with Section 3.1, the Additional Deposit.  All interest earned on the Deposit shall be deemed part of the Deposit for all purposes under this Agreement.
1.10“Due Diligence Materials” shall mean all documents, materials, data, analyses, reports, studies, investigations and other information pertaining to or concerning Seller, the Property or Buyer’s proposed purchase of the Property, to the extent the same have been delivered to or made available for review by Buyer or any of its Affiliates or their respective agents, employees, consultants, attorneys, contractors or representatives, including, without limitation, (a) all documents, materials, data, analyses, reports, studies, investigations and other information made available to Buyer or any of its Affiliates or their respective agents, employees, consultants, attorneys, contractors or representatives for review prior to the expiration of the Due Diligence Period (as defined below) electronically or through an online data website, (b) all information disclosed in the real estate records of the applicable jurisdiction in which the Property is located, but in all cases excluding the Excluded Materials (as defined below) except to the extent any Excluded Materials are actually delivered or made available to Buyer or any of its Affiliates or their respective agents, employees, consultants, attorneys, contractors or representatives, and (c) all documents, materials, data, analyses, reports, studies, investigations and other information set forth on Schedule 1 of the Access Agreement.
1.11“Due Diligence Period” [****].
1.12“Environmental Law” shall mean the Comprehensive Environmental Response, Compensation And Liability Act, as amended, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101 et seq., the Resource Conservation And Recovery Act of 1976, as amended, 42 U.S.C. section 6901 et seq., the Clean Water Act, as amended, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., and the regulations and publications issued under any such laws and any similar state and local law, and all amendments and supplements to any of the foregoing, and all regulations and publications promulgated or issued pursuant thereto.
1.13“Escrow Period” shall mean the period from (and including) the Effective Date until the earlier of the Closing or termination of this Agreement.
1.14“Existing Lease” shall mean a Lease (as defined below) in existence as of the Effective Date.
1.15“Government List” shall mean any of (i) the Denied Persons List and the Entities List maintained by the United States Department of Commerce, (ii) the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List maintained by OFAC, and (iii) the Foreign Terrorist Organizations List and Debarred Parties List maintained by the United States Department of State.
1.16“Governmental Entity” shall mean any federal, state, provincial, municipal, or local government or other political subdivision, governmental, quasi-governmental, regulatory or administrative authority, agency, instrumentality, or commission or any court, tribunal, or judicial body.
1.17“Hazardous Material” shall mean (a) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants,” “hazardous materials,” “toxic substances,” “contaminant” and “hazardous waste” in the Comprehensive Environmental Response, Compensation And Liability Act, 42 U.S.C. § 9601 et seq. (as amended) (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. sections 1801 et seq., the Resource Conservation And Recovery Act of 1976 as amended, 42 U.S.C. section 6901 et seq. (“RCRA”), Section 311 of the Clean Water Act, 15 U.S.C. § 2601 et seq., 33 U.S.C. § 1251 et seq., 42 U.S.C. 7401 et seq., and the regulations and publications issued under any such laws, and (b) petroleum and petroleum-based products (including, without limitation, petroleum derivatives, by products and other hydrocarbons), radon gas, lead-containing paint, asbestos or asbestos-containing material, per- and polyfluoroalkyl substances, toxic mold, urea formaldehyde insulation and polychlorinated biphenyls.
1.18“Improvements” shall mean all improvements, buildings, structures and fixtures located upon the Land.
1.19“Initial Deposit” [****].
1.20“Intangible Property” [****].
1.21“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding Laws and any regulations, rulings and guidance issued by the Internal Revenue Service.
1.22“Land” shall mean the land described in Exhibit A attached hereto and incorporated herein by this reference.

1.23“Laws” shall mean any binding domestic or foreign laws, statutes, ordinances, rules, resolutions, regulations, codes, court orders or executive orders enacted, issued, adopted, promulgated, applied, or hereinafter imposed by any Governmental Entity, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, rental, management, ownership, subdivision, development, conversion or redevelopment of the Property.
1.24“Leasing Costs” shall mean, with respect to a particular Lease (as defined below), all capital costs, expenses incurred by or for Seller for capital improvements, equipment, painting, decorating, partitioning and other items, in each case to satisfy the initial construction obligations of the landlord under such Lease (including any expenses incurred for legal, architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease to the landlord under another lease (i.e., lease buyout costs), costs of base building work, free rent and other similar inducements, relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord under such Lease is responsible for the payment of such cost or expense.
1.25“Liens” shall mean any liens, mortgages, deeds of trust, pledges, financing statements, security interests, mechanics’ or materialmens’ liens, or other encumbrances securing any debt or obligation.
1.26[****]
1.27“New Leases” shall mean, collectively, any Leases entered into with respect to any portion of the Property on or after the Effective Date as permitted by the terms of this Agreement.
1.28“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.
1.29“Personal Property” shall mean, as to the Land and Improvements, tangible personal property owned by Seller and located on, and used exclusively in connection with, the Land and Improvements including, without limitation, all building materials, supplies, hardware, carpeting, furniture, furnishings, equipment, tools and other inventory located on or in the Land or Improvements and maintained in connection with the ownership and operation thereof, but excluding: computer software; all furniture, furnishings, fixtures, equipment, vehicles, tools, and tangible personal property of every kind and description owned or leased (other than from Seller or Seller’s managing agent) by any of the tenants at the Property or Seller’s property manager; any other personal property listed on Exhibit B; and the Reserved Company Assets.
1.30“Property” shall mean, collectively, all of Seller’s right, title and interest in and to (a) the Land, (b) the Appurtenances, (c) the Improvements, (d) the Personal Property, and (e) the Intangible Property.
1.31“Required Tenants” [****].

1.32“Reserved Company Assets” [****]
1.33“Title Company” [****].
2.Purchase and Sale.  [****].
3.Purchase Price.  The purchase price (the “Purchase Price”) for the Property shall be Ninety-Three Million Eight Hundred Fifty Thousand and No/100th’s Dollars ($93,850,000.00).  The Purchase Price shall be paid to Seller by Buyer as follows:
3.1Deposit.  [****].
3.2Closing Payment.  The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid by wire transfer of immediately available federal funds (through the escrow described in Section 5) as and when provided in Section 5.2.2 and in the escrow provisions in Section 10.23.  No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.  Seller and Buyer hereby agree that any adjustments to the Purchase Price pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable Laws.  The amount to be paid under this Section 3.2 is referred to herein as the “Closing Payment”.
3.3Independent Consideration.  At any time Buyer is entitled to a return of the Deposit hereunder, the entire Deposit shall be returned to Buyer, except for $100.00 thereof (the “Independent Consideration”), which shall be paid to Seller as independent consideration to support Seller’s obligations under this Agreement.  In addition, Seller acknowledges that (a) in performing its due diligence investigation of the Property, Buyer will incur expenses, and such expenses also constitute good, valuable and sufficient consideration for this Agreement, and (b) Buyer would not have entered into this Agreement without having the opportunity to perform such investigations and without having the right to terminate this Agreement in accordance with the provisions hereof.  Accordingly, in addition to the $100.00 referenced above, separate consideration exists to support Seller’s obligations hereunder notwithstanding Buyer’s right to terminate this Agreement as provided herein.
4.Conditions Precedent.  The obligation of Buyer to acquire the Property as contemplated by this Agreement is subject to satisfaction (or waiver by Buyer) of all of the conditions precedent for the benefit of Buyer set forth in Sections 4.1, 4.2, 4.5.3 and 4.7 herein or expressly provided elsewhere in this Agreement, any of which may be waived prior to the Closing only in writing by Buyer. Buyer shall have no financing contingency in connection with the purchase of the Property.  The obligation of Seller to transfer the Property as contemplated by this Agreement is subject to satisfaction (or waiver by Seller) of all of the conditions precedent for the benefit of Seller set forth in Sections 4.3 and 4.4 herein or expressly provided elsewhere in this Agreement, any of which may be waived prior to the Closing only in writing by Seller.  If any of such conditions is not fulfilled (or waived in writing) pursuant to the terms of this Agreement after accounting for all applicable notice and cure periods, then the party in whose favor such condition exists may terminate this Agreement by written notice to the other party and, in connection with any such termination made in accordance with this Section 4, Seller and Buyer shall be released from further obligations or liability hereunder (except for those obligations and liabilities that expressly survive such termination), and the Deposit (less the Independent Consideration, which shall be paid to Seller) shall be disposed of in accordance with Section 9.  However, the occurrence of the Closing shall constitute a waiver of all conditions precedent and the termination rights set forth in this Section 4.
4.1Performance by Seller for Benefit of Buyer.  Buyer’s obligation to purchase the Property is subject to the satisfaction (or waiver by Buyer) of the following conditions precedent:  (a) the performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date (provided that Buyer is not in default beyond all applicable notice and cure periods hereunder), including, without limitation, Buyer shall have received all of the documents required to be delivered by Seller under Section 5.2.1; (b) no order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated by any Governmental Entity shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby; and (c) no action, suit, or other proceeding shall be pending which shall have been brought by a Person that is not Buyer or an Affiliate of Buyer to restrain, prohibit, or change in any material respect the transaction contemplated under this Agreement.
4.2Seller’s Representations and Warranties.
4.2.1[****].
4.2.2[****].
4.3Performance by Buyer for Benefit of Seller.  Seller’s obligation to sell the Property shall be subject to the satisfaction (or waiver by Seller) of the following conditions precedent:  (a) the performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by it prior to or on the Closing Date, including, without limitation:  (i) Seller shall have received all of the documents required to be delivered by Buyer under Section 5.2.2; and (ii) Seller shall have received the Purchase Price in accordance with Section 3 and all other amounts due to Seller hereunder; (b) no order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated by any Governmental Entity shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby; and (c) no action, suit, or other proceeding shall be pending which shall have been brought by a Person that is not Seller or an Affiliate of Seller to restrain, prohibit, or change in any material respect the transaction contemplated under this Agreement.
4.4Buyer’s Representations and Warranties.  The obligation of Seller to close the transaction contemplated by this Agreement is subject to the truth, in all material respects, of the representations and warranties of Buyer set forth in this Agreement, as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), excluding, however any matter that is expressly permitted or contemplated by the terms of this Agreement or is actually known to Seller prior to the Effective Date.  Without limitation of the foregoing, in the event of any material change in the representations and warranties of Buyer under this Agreement other than any matter that is expressly permitted or contemplated by the terms of this Agreement, Buyer shall promptly notify Seller thereof in writing, and as a result of such material change, Seller shall have the right to terminate this Agreement by written notice to Buyer and, in connection with any such termination, the Deposit shall be paid to Seller, and Seller and Buyer shall be released from further obligations or liability hereunder (except for those obligations and liabilities that expressly survive such termination).
4.5Title Matters.
4.5.1Title Report; Survey.  [****].
4.5.2Additional Title Matters.  If there are any additional title exceptions, defects, encumbrances or other title matters or survey matters that are first disclosed in writing after the end of the Due Diligence Period and are materially adverse in Buyer’s and Seller’s commercially reasonable discretion (the “Additional Title Matters”), Buyer may give written notice (“Title Disapproval Notice”) that it disapproves any such Additional Title Matters, stating the Additional Title Matters so disapproved, before the sooner to occur of the Closing or three (3) Business Days after receipt of written notice of such Additional Title Matters.  If, with respect to any Additional Title Matter, Buyer fails to give a Title Disapproval Notice within such three (3) Business Day period, Buyer shall be deemed to have approved such Additional Title Matter.  Seller shall have until the Closing  within which to remove the disapproved Additional Title Matters set forth therein from title (Seller having the right but not the obligation to do so).  Seller shall have the earlier of the Closing or three (3) Business Days within which to notify Buyer in writing of its election to remove all of the disapproved Additional Title Matters, and in the event (i) Seller fails to remove all such disapproved Additional Title Matters by the Closing, or (ii) Seller elects not to remove all such disapproved Additional Title Matters, Buyer may, at its option, terminate this Agreement upon written notice to Seller, but only if given prior to the sooner to occur of the Closing or three (3) Business Days after Buyer receives Seller’s notice, in which case this Agreement shall immediately terminate, Buyer shall be entitled to a return of the Deposit (less the Independent Consideration, which shall be paid to Seller), and Seller and Buyer shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive termination of this Agreement.  If Buyer fails to give such termination notice by such date, Buyer shall be deemed to have waived its objection to, and to have approved, the matters set forth in Seller’s notice.
4.5.3Seller Liens.  [****].
4.5.4Permitted Exceptions to Title.  Buyer’s obligation to purchase the Property is subject to the condition precedent that, at the Closing, a national title insurance company shall have committed to issue an Owner’s Policy for the Property upon or following the Closing, subject only to the following exceptions to title (the “Permitted Exceptions”):
(a)The standard exceptions, if any, which appear in a standard form ALTA Owner’s Policy of Title Insurance issued by the Title Company in the state in which the Property is located (to the extent the same cannot be removed by delivery of Seller’s title affidavit as provided for herein);

(b)Any Laws or other legal requirements currently affecting the Property or hereafter imposed by any Governmental Entity;
(c)The Leases (including any liens or other encumbrances expressly permitted by the Leases);
(d)Any lien or encumbrance arising out of services, labor or materials furnished to the Property for which Buyer is entitled to a credit at Closing, for which Buyer is expressly responsible for payment under the terms of this Agreement, and/or which arises from any services, labor or materials contracted for by any tenant at the Property and with respect to which such tenant is responsible for payment under the terms of its lease;
(e)Charges for sewer and water services that are not yet delinquent;
(f)Mechanics’ liens and notices of commencement as a result of work contracted for by Seller that is ongoing, the cost of which is adjusted for as set forth in this Agreement;
(g)Such other exceptions to title or survey exceptions as may be approved or deemed approved by Buyer (or that Buyer elects or is deemed to have elected to take title subject to) pursuant to the above provisions of this Section 4.5, or as otherwise expressly permitted under this Agreement, or any exceptions resulting from the acts of Buyer or its consultants, contractors, employees, agents, or representatives; and
(h)Matters set forth on the Survey.

Conclusive evidence of the availability of such title shall be the irrevocable commitment of a national title insurance company to issue to Buyer on the Closing Date an ALTA standard coverage form Owner’s Policy of Title Insurance for the Property issued by a national title insurance company in the state where the Property is located in the face amount equal to the Purchase Price (the “Owner’s Policy”), which Owner’s Policy shall show (i) fee simple title to the Land and Improvements to be vested of record in Buyer, and (ii) the Permitted Exceptions to be the only exceptions to title.  In connection with obtaining coverage over survey matters under the Owner’s Policy, Buyer shall deliver to the Title Company prior to the Closing Date a current ALTA/NSPS survey for the Property certified by a licensed surveyor in the state where the property is located sufficient to permit or cause a national title insurance company to insure against survey matters with respect to the Property at the Closing.

4.5.5Endorsements to Owner’s Policy.  It is understood that Buyer may request any number of endorsements to the Owner’s Policy.  Buyer shall satisfy itself prior to the expiration of the Due Diligence Period as to whether the Title Company will be willing to issue such endorsements at Closing and the issuance of such endorsements shall not be a condition to Closing.  Seller shall not be obligated to incur any expense or undertake any potential liability in connection with the issuance of any such endorsements. Notwithstanding any provision to the contrary contained in this Agreement or any of the Closing Documents, any or all of the Permitted Exceptions may be omitted by Seller in the Deed (as defined below) without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller that may be contained or implied in the Deed (and the provisions of this sentence shall survive the Closing and delivery of the Deed and shall not be merged therein).
4.6Due Diligence Reviews.  [****].
4.6.1Review Standards.  [****].
4.6.2Termination Right.  Prior to the expiration of the Due Diligence Period, Buyer may in its sole and absolute discretion, for any reason or no reason, terminate this Agreement by written notice to Seller (such notice being herein called the “Termination Notice”), whereupon this Agreement, and the obligations of the parties hereunder, shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive a termination of this Agreement), the Independent Consideration shall be paid to Seller as independent consideration for this Agreement, and the balance of the Deposit (less the Independent Consideration) shall be delivered to Buyer.  In the event that Buyer fails to deliver the Termination Notice to Seller before the expiration of the Due Diligence Period, Buyer shall have no further right to terminate this Agreement pursuant to this Section 4.6.2.
4.7Tenant Estoppel Certificates.  [****].
4.7.1[****].
4.7.2[****].
4.7.3[****].
4.7.4[****].
4.7.5[****].
5.Closing Procedure.
5.1Closing.  [****].
5.2Closing Deliveries.  The parties shall deliver to the Escrow Agent the following:
5.2.1Seller Deliveries.  At least one (1) Business Day prior to the Closing Date, Seller shall deliver (or cause to be delivered) to the Escrow Agent the following:
(a)A duly executed and acknowledged original special warranty deed (the “Deed”) in the form of Exhibit C, conveying Seller’s interest in and to the Land, Appurtenances and Improvements, subject only to the Permitted Exceptions;
(b)Two (2) counterparts of a duly executed original bill of sale, assignment and assumption agreement (the “Bill of Sale, Assignment and Assumption”) in the form of Exhibit D, conveying Seller’s interest in the Personal Property and the

Intangible Property and assigning the Leases, and assigning the Service Contracts which Buyer elects to assume pursuant to the terms hereof;
(c)An original federal certificate of “non-foreign” status in the form required by Section 1445 of the Internal Revenue Code duly executed by Seller (or its Affiliate, if applicable);
(d)Only if Buyer and Seller mutually elect to deliver the same through escrow, one duly executed copy of the notice to each of the tenants under the Leases with respect to the Property (“Tenant Notices”), in the form of Exhibit E, which notice Buyer shall, at Buyer’s sole cost and expense, mail to each such tenant by certified mail, return receipt requested (and Buyer shall provide proof of delivery thereof to Seller promptly following the Closing);
(e)Only if Buyer and Seller mutually elect to deliver the same through escrow, duly executed notices to each of the vendors under any Service Contract to be assumed by Buyer at Closing as provided in this Agreement (“Vendor Notices”), such Vendor Notices to be in such form(s) as are reasonably required by Seller, which notices Buyer shall, at Buyer’s sole cost and expense, mail to each such vendor by certified mail, return receipt requested (and Buyer shall provide proof of delivery thereof to Seller promptly following the Closing);
(f)[****];
(g)If required by the Title Company, a title certificate in the form of Exhibit F (“Seller Title Certificate”) to facilitate the issuance of any title insurance sought by Buyer in connection with the transaction contemplated hereby;
(h)[****];
(i)[****];
(j)[****];
(k)[****]; and
(l)[****].

In addition to the foregoing, to the extent they do not constitute Reserved Company Assets and are then in the possession or control of Seller (or its agents) and have not theretofore been delivered to Buyer, Seller shall deliver to Buyer at or promptly after the Closing:  (i) any plans and specifications for the Improvements; (ii) any transferable and unexpired warranties and guarantees that Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Property; (iii) all keys and other access control devices for the Property; (iv) originals, or if originals are unavailable, copies, of all Leases for the Property; and (v) originals, or if originals are unavailable, copies, of all Service Contracts for the Property that will remain in effect after the Closing and all tenant leasing information, leasing files, and other documents relating to the operation or maintenance of the Property in Seller’s possession or control.  All items described in this paragraph may be either delivered at Closing or left at the Property.

5.2.2Buyer Deliveries.  At least one (1) Business Day prior to the Closing Date (except as to the Closing Payment, which shall be delivered no later than 2:00 p.m. Central time), Buyer shall deliver to the Escrow Agent the following:
(a)The Closing Payment by wire transfer of immediately available federal funds;
(b)Two (2) counterparts of the duly executed original Bill of Sale, Assignment, and Assumption;
(c)Only if Buyer and Seller mutually elect to deliver the same through escrow, duly executed Tenant Notices;
(d)Only if Buyer and Seller mutually elect to deliver the same through escrow, duly executed Vendor Notices;
(e)Evidence reasonably satisfactory to the Escrow Agent respecting the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder;
(f)[****];
(g)[****]; and
(h)Such additional documents as may be reasonably required or requested by the Escrow Agent, the Title Company or applicable Law in order to consummate the transaction contemplated hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).
5.2.3Mutual Deliveries.  At least one (1) Business Day prior to the Closing Date, Buyer and Seller shall mutually execute and deliver (or cause to be executed and delivered) to the Escrow Agent, the following:
(a)A closing statement (the “Closing Statement”) reflecting the Purchase Price, the adjustments and prorations required hereunder, and the allocation of income and expenses required hereby (the parties agreeing that they shall use commercially reasonable efforts to finalize, execute and deliver the Closing Statement one (1) business day preceding the Closing Date, but the Closing Statement may be executed and delivered electronically on the Closing Date prior to the Closing); and
(b)Such transfer tax and/or disclosure forms, if any, as are required by state and local authorities.

5.2.4Closing Authorizations.  If all conditions precedent to Buyer’s obligation to purchase the Property hereunder have been satisfied (or waived by Buyer), then Buyer shall deliver to Escrow Agent a written authorization (which may be given via e-mail) to proceed with the Closing no later than 2:00 p.m. Central time on the Closing Date.  If all conditions precedent to Seller’s obligation to sell the Property hereunder have been satisfied (or waived by Seller), then Seller shall deliver to Escrow Agent a written authorization (which may be given via e-mail) to proceed with the Closing no later than 2:00 p.m. Central time on the Closing Date.
5.3Closing Costs.  [****].
5.4Prorations. [****]
6.Condemnation or Destruction of Property.  If, after the Effective Date but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the Improvements are damaged or destroyed by any casualty, Seller shall be required to give Buyer prompt written notice of the same after Seller’s actual discovery of the same (a “Condemnation/Casualty Notice”), but shall have no obligation to cause any direct or indirect member, partner or owner of Seller to contribute capital to Seller or any other entity, or to repair or replace (or cause to be repaired or replaced) any such damage, destruction or taken property.  Seller shall, at Closing, provide Buyer with a credit against the Purchase Price in the amount of any condemnation proceeds or net proceeds from casualty insurance actually received by Seller on account of such casualty or condemnation (except to the extent (a) required to reimburse Seller’s collection costs or applied to repairs by Seller prior to the Closing Date, or (b) attributable to lost rents or other items applicable to any period prior to the Closing).  If as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then Seller shall, upon the Closing, assign to Buyer all rights of Seller, if any, to the insurance or condemnation proceeds (except to the extent (a) required to reimburse Seller’s collection costs or applied to repairs by Seller associated with such casualty or condemnation prior to the Closing Date, or (b) attributable to lost rents or other items applicable to any period prior to the Closing Date), without any credit or reduction in the Purchase Price except as set forth in the immediately following sentence.  In connection with any assignment of insurance proceeds hereunder, Seller shall credit Buyer with an amount equal to the applicable deductible amount under Seller’s insurance (but not more than the amount by which (x) the cost as of the Closing Date to repair the damage is greater than (y) the insurance proceeds to be assigned to Buyer).  In the event (A) the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, exceed five percent (5%) of the Purchase Price in the reasonable judgement of a third party acceptable to Seller’s insurance carrier, (B) a casualty is uninsured or underinsured and Seller does not elect to credit Buyer at Closing with an amount equal to the cost to repair such uninsured or underinsured casualty (Seller having the right, but not the obligation, to do so), or (C) the condemnation or damage to the Property in Seller’s and Buyer’s reasonable judgment (i) materially and adversely affects access to the Property, (ii) results in the Property violating any Laws or failing to comply with zoning or any recorded covenants, conditions or restrictions affecting the Property, or (iii) affects, in any material respect, the ability of Buyer to operate the Property in substantially the same manner as Seller as of the Effective Date, then Buyer may, at its option, terminate this Agreement by notice to Seller, given on or before the earlier of (x) the Closing Date or (y) ten (10) Business Days after Buyer’s receipt of the Condemnation/Casualty Notice, whereupon Buyer shall receive a refund of the Deposit less the Independent Consideration, which shall be paid to Seller

(and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement).
7.Representations, Warranties and Covenants.
7.1[****].
8.DISCLAIMER; RELEASE; WAIVER.  [****].

[The remainder of this page is intentionally left blank; text continues on following page.]

[****].

__________
BUYER’S INITIALS

[The remainder of this page is intentionally left blank; text continues on following page.]

8.1SURVIVAL.  THIS SECTION 8 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT OR THE CLOSING, WHICHEVER IS APPLICABLE.
8.2Scope of Release.  [****].
9.Disposition of Deposit; Defaults.
9.1Disposition of Deposit for Certain Failures of Conditions.  Except as provided in Section 9.2, if the Closing shall not occur by reason of (a) the failure of satisfaction of the conditions benefiting Buyer under Sections 4.1, 4.2, 4.5.1, 4.5.2, 4.5.4 and such failure is not waived by Buyer; or (b) the termination of this Agreement in accordance with Sections 4.6.2, 4.7.4 or 6, then the Deposit (less the Independent Consideration, which shall be paid to Seller) shall be returned to Buyer, and neither party shall have any further obligations or liability to the other (other than those obligations that expressly survive a termination of this Agreement).  Except as provided in Section 9.3, if the Closing shall not occur by reason of the failure of satisfaction of the conditions benefiting Seller under Sections 4.3 and 4.4 and such failure is not waived by Seller, then the Deposit shall be paid to Seller as liquidated damages and as Seller’s sole and exclusive remedy and neither party shall have any further obligations or liability to the other (other than those obligations that expressly survive a termination of this Agreement).
9.2Default by Seller.  [****].

9.3Default by Buyer.  [****].

9.4Closing.  If the Closing shall occur, the Deposit shall be applied as a partial payment of the Purchase Price.
10.Miscellaneous.
10.1Brokers.
10.1.1Except as provided in Section 10.1.2 below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated by this Agreement.  In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer.
10.1.2[****].
10.1.3The provisions of this Section 10.1 shall survive the Closing or any termination of this Agreement.
10.2Limitation of Liability.
10.2.1[****].
10.2.2[****].
10.2.3The limitations of liability contained in this Section 10.2 are in addition to, and not in limitation of, any limitation on liability provided elsewhere in this Agreement or by Laws or by any other contract, agreement or instrument.
10.3Schedules and Exhibits; Entire Agreement; Modification.  All schedules and exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement.  This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.  This Agreement may not be modified or amended except by written agreement signed by both parties.
10.4Time of the Essence.  TIME IS OF THE ESSENCE OF THIS AGREEMENT.  However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the immediately following Business Day.  Unless expressly indicated otherwise, (a) all references to time in this Agreement shall be deemed to refer to Central time, and (b) all time periods provided for under this Agreement shall expire at 5:00 p.m. Central time.
10.5Interpretation.  Section headings shall not be used in construing this Agreement.  Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement.  As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.  The words “herein”, “hereof”, “hereunder”, “hereby”, “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto unless the context shall clearly indicate or require otherwise.  Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner.  Except as otherwise indicated, all Schedule, Exhibit and Section references in this Agreement shall be deemed to refer to the Schedules, Exhibits and Sections in this Agreement.  Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder must be in writing to be effective and may be given or withheld in the sole and absolute discretion of such party.
10.6Governing Law.  This Agreement shall be construed and enforced in accordance with the Laws of the state in which the Property is located without regard to conflict of law principles.
10.7Successors and Assigns.  [****].
10.8Notices.  All consents, approvals, requests, notices, demands and communications permitted or required to be given hereunder shall be in writing, and shall be delivered (a) personally, (b) by United States registered or certified mail, postage prepaid, (c) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (d) by a PDF or similar attachment to an e-mail, provided that such e-mail attachment shall be followed within one (1) Business Day by delivery of such notice pursuant to clause (a), (b) or (c) above.  Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):
To Seller:	[****]
To Buyer:

CTO Realty Growth, Inc.
1140 N. Williamson Boulevard, Suite 140
Daytona Beach, FL 32114

Attention: John P. Albright
Telephone: (386) 944-5629
Email: jalbright@ctoreit.com

Attention: Steven R. Greathouse
Telephone: (386) 944-5642
Email: sgreathouse@ctoreit.com

Attention: Helal Ismail
Telephone: (386) 944-5645
Email: hismail@ctoreit.com

With a copy to:	[****]

To Title Company or Escrow Agent:

[****]

Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused), provided that if any notice or other communication to be delivered by e-mail attachment as provided above cannot be transmitted because of a problem affecting the receiving party’s computer, the deadline for receiving such notice or other communication shall be extended through the next Business Day, as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. local time where received or on a non-Business Day, then such notice or communication so made shall be deemed effective on the first Business Day after the day of actual delivery.  Except as expressly provided above with respect to certain e-mail attachments, or as expressly provided in Section 4.6.1, in Section 5.2.4, in the Section captioned “Counterparts; Delivery” below, or as otherwise expressly provided in this Agreement, no communications via electronic mail shall be effective to give any notice, request, direction, demand, consent, waiver, approval or other communications hereunder.  The attorneys for any party hereto shall be entitled to provide any notice that a party desires to provide or is required to provide hereunder.

10.9Third Parties.  Except as provided in Section 8.2, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, and no provision shall give any third parties any right of subrogation or action over or against any party to this Agreement.
10.10Legal Costs.  Each party hereto agrees that it shall pay directly any and all legal costs which it has incurred or shall incur on its own behalf in the preparation of this Agreement, the Deed, and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs.  In addition, if either Buyer or Seller brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator, or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred.  The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11, or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.  The provisions of this Section 10.10 shall survive the Closing or any termination of this Agreement.
10.11Further Assurances.  Each party shall, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement (provided the same do not increase in any respect the costs to, or liabilities or obligations of, such party in a manner not otherwise provided for herein).  The terms of this Section shall survive the Closing or any termination of this Agreement.
10.12Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by Law.
10.13Press Releases.  [****].
10.14Anti-Terrorism Laws.  Each party shall take any actions that may be required to comply with the terms of the Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws, as amended, any regulations promulgated under the foregoing Laws, any sanctions program administered by the U.S. Department of Treasury’s Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other Laws, regulations or executive orders designed to combat corruption, bribery, terrorism, drug-trafficking or money laundering, if applicable, to this Agreement.  Each party represents and warrants to the other party that it is not an entity named on any Government List, as last updated prior to the date of this Agreement.
10.15Tax Appeal Proceedings.
10.15.1Prosecution and Settlement of Proceedings.  If any tax reduction proceedings in respect of the Property, relating to any tax years ending prior to the tax year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same.  If any tax reduction proceedings in respect of the Property, relating to the tax year in which the Closing occurs, are pending at the time of Closing, then Seller reserves and shall have the right to continue to prosecute and settle the same; provided, however, that Seller shall not settle any such proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.
10.15.2Application of Refunds or Savings.  Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings that are applicable to taxes allocable to the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes that are applicable to taxes allocable to the period from and after the date of the Closing shall belong to and be the property of Buyer; provided, however, that if any such refund creates an obligation to reimburse any tenants under any Lease for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in such Lease to such tenant) shall, at Seller’s election, either (a) be paid to Buyer and Buyer shall disburse the same to such tenants or (b) be paid by Seller directly to the tenants entitled thereto.  Buyer shall indemnify, defend, and hold Seller and the other Seller Related Parties harmless from and against any losses, costs, claims, damages, and liabilities, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith, arising out of or resulting from Buyer’s failure to remit any amounts actually received from Seller to tenants in accordance with the provisions hereof.  All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.
10.15.3Survival.  The provisions of this Section 10.15 shall survive the Closing.
10.16Consummation of the Closing.  Consummation of the Closing by Buyer shall be deemed full compliance by Seller of all of Seller’s obligations under this Agreement except for those obligations of Seller that are specifically stated to survive the Closing hereunder.
10.17SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. [****].
10.18Signage Removal.  [****].
10.19Confidentiality.   [****].
10.20Counterparts; Delivery.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  The delivery of an executed counterpart of this Agreement by PDF, DocuSign or similar attachment to an e-mail shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.
10.21Effectiveness.  In no event shall any draft of this Agreement create any obligations or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.
10.22Recordation.  Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto.  In furtherance of the foregoing, Buyer hereby indemnifies Seller from and against any and all losses, costs, claims, damages, and liabilities, including, without limitation, reasonable attorneys’ fees and expenses, arising out of or resulting from Buyer’s breach of this Section.  The provisions of this Section shall survive the Closing or any termination of this Agreement.
10.23Escrow Provisions.
10.23.1The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of any of the parties, and the Escrow Agent shall not be liable to any of the parties for any act or omission on its part, other than for its breach of this Agreement or its gross negligence or willful misconduct.  Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’

fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder (except to the extent resulting from its breach of this Agreement or its gross negligence or willful misconduct).
10.23.2If at any time after the Effective Date this Agreement shall be amended by Buyer and Seller in writing, it shall not be necessary for Escrow Agent to join in or execute such amendment, provided that no such amendment may specifically modify Escrow Agent’s express obligations set forth in this Agreement.  It is understood and agreed that an amendment to any time period or deadline set forth in this Agreement shall not be deemed an amendment to Escrow Agent’s express obligations of this Agreement requiring Escrow Agent’s acknowledgment.  Copies of any amendment to this Agreement may be delivered by either party to Escrow Agent.  Upon receipt of any such amendment, Escrow Agent shall observe and comply with the terms of any such amendment made in accordance herewith.
10.23.3The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.
10.23.4The Escrow Agent shall hold the Deposit in escrow in an interest-bearing bank account reasonably approved by Seller and Buyer (the “Deposit Escrow Account”).  Escrow Agent shall not be liable for any failure, refusal, insolvency, or inability of the depository into which the Deposit is deposited to pay the Deposit at Escrow Agent’s direction, or for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account.
10.23.5The Escrow Agent shall hold the Deposit in escrow in the Deposit Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Agreement.  At the Closing, the Deposit shall be paid by the Escrow Agent to, or at the direction of, Seller and credited against the Purchase Price.  If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within twenty-four (24) hours give written notice to the other party of such demand.  If the Escrow Agent does not receive a written objection from such other party within five (5) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment.  If the Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Escrow Agent in good faith shall reasonably elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction.  The Escrow Agent shall give written notice of such deposit to Seller and Buyer.  Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
10.23.6For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Buyer

hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements.  The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement.  Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Buyer each retain an original counterpart of this Agreement for at least four (4) years following the calendar year of the Closing.
10.241031 Exchange.  If requested by any party hereto (the “Requesting Party”), the other party hereto (the “Responding Party”) will reasonably cooperate in structuring and completing the transactions contemplated by this Agreement for the Requesting Party so as to effect a like kind exchange (“Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).  In particular, such Responding Party will consent to the assignment by the Requesting Party prior to the Closing of the Requesting Party’s rights under this Agreement to a “qualified intermediary,” “exchange accommodation titleholder” or other third party in order to effectuate such Exchange.  The foregoing notwithstanding, in connection with any such Exchange, no Responding Party shall have any obligation to acquire title to any real property other than the Property nor to enter into any contract:  (i) that may create or impose upon such Responding Party any non-monetary obligation or negative covenant; (ii) that does not provide that the sole and exclusive remedy of any seller for a breach shall be to retain as liquidated damages the deposit paid to said seller; or (iii) that requires such Responding Party to execute any mortgage, deed of trust or similar financing instrument.  It is further agreed that:  (1) no party shall assume any responsibility for the tax consequences to any other party arising out of any Exchange; (2) the Responding Party shall not be required to incur any costs or expenses in connection with any such Exchange; (3) no dates in this Agreement will be extended as a result of any Exchange; and (4) the Requesting Party shall indemnify and hold the Responding Party harmless from and against any and all loss, cost, damage, expense or other liability (including reasonable attorneys’ fees) that such Responding Party may incur or suffer in the performance of such Responding Party’s obligations under this Section 10.24.

[Signatures appear on following page.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

SELLER:

[****]

[Signatures continue on following page.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

BUYER:

CTO REALTY GROWTH, INC.,

a Maryland corporation

By:

Name:

Title:

JOINDER BY ESCROW AGENT

[****]

ACKNOWLEDGEMENT BY ESCROW AGENT OF RECEIPT OF INITIAL DEPOSIT

[****]

LIST OF EXHIBITS AND SCHEDULES

SCHEDULES

[****]

EXHIBITS

[****]

SCHEDULE 1

[****]

SCHEDULE 2

[****]

Schedule 2

SCHEDULE 3

[****]

EXHIBIT A

[****]

EXHIBIT B

[****]

EXHIBIT C

[****]

EXHIBIT D

[****]

EXHIBIT E

[****]

EXHIBIT F

[****]

EXHIBIT G

[****]

EXHIBIT H

[****]

EXHIBIT I

[****]

EXHIBIT J

[****]

EXHIBIT K

INTENTIONALLY OMITTED

EXHIBIT L

INTENTIONALLY OMITTED

EXHIBIT M

[****]

-i-

EXHIBIT N

[****]

EXHIBIT O

[****]

EXHIBIT P

[****]

EXHIBIT Q

[****]

INDEX OF DEFINED TERMS

125764.0000001 EMF_US 90963301v9

[****]

-ii-